VOTING AND EXCHANGE AGREEMENT

THIS VOTING AND EXCHANGE AGREEMENT (this “Agreement”) made the 1st day of October, 2015.

BETWEEN:

QUEST SOLUTION, INC., a Delaware corporation with file number 1796648 and a registered office at 1521 Concord Pike, Suite 303-B, Wilmington, New Castle, Delaware 19803

(the “Parent”)

AND:

QUEST EXCHANGE LTD., a Canadian corporation with incorporation number 945229-0 and a registered office at 8102 Route Transcanadienne, Montreal, Quebec H4S 1M5

(the “ExchangeCo”)

AND:

VIASCAN GROUP INC., a Canadian corporation with corporation number 368068-1 and a registered office at 8102 Route Transcanadienne, Montreal, Quebec H4S 1M5

(the “Shareholder”)

WHEREAS:

A.	Pursuant to the Acquisition Agreement between the Parent, the ExchangeCo, the Shareholder and ViascanQData Inc. (the“Company” the ExchangeCo, a wholly owned subsidiary of the Parent, has offered to purchase the issued and outstanding shares of the Company from the Shareholder;

B.	Under the terms of the Acquisition Agreement, the Shareholder will receive Exchangeable Shares of the ExchangeCo, exchangeable into shares of the Parent Common Stock; and

C.	Pursuant to the Acquisition Agreement, the Parent and the ExchangeCo have agreed to execute a voting agreement substantially in the form of this agreement.

THEREFORE in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, the following terms shall have the following meanings:

(a)	“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with), as applied to any Person, means the possession by another Person, directly or indirectly, of the power to direct or cause the direction of the management and policies of that first mentioned Person, whether through the ownership of voting securities, by contract or otherwise.

(b)	“Acquisition Agreement” means the acquisition agreement dated October 1, 2015 between the Parent, the Company, the Shareholder and the Company, as amended, supplemented and/or restated in accordance therewith.

(c)	“Automatic Exchange Rights” means the benefit of the obligation of the Parent to effect the automatic exchange of shares of the Parent Common Stock for the Exchangeable Shares pursuant to Section 4.13.

(d)	“Board of Directors” means the Board of Directors of the ExchangeCo, the Parent or the Shareholder, as the case may be.

(e)	“Business Day” means any day on which commercial banks are generally open for business in Montreal, Quebec, other than a Saturday, a Sunday or a day observed as a holiday in Montreal, Quebec under the laws of the Province of Quebec or the federal laws of Canada.

(f)	“Canadian Dollar Equivalent” means, in respect of an amount expressed in a currency other than Canadian dollars (the “Foreign Currency Amount”) at any date, the product obtained by multiplying: (a) the Foreign Currency Amount, by (b) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors of the ExchangeCo to be appropriate for such purpose.

(g)	“Company” has the meaning set forth in Recital A of this Agreement;

(h)	“Current Market Price” means, in respect of the Parent Common Stock on any date, the Canadian Dollar Equivalent of the average of the closing prices of the Parent Common Stock during a period of 20 consecutive trading days ending not more than three trading days before such date on the OTC Bulletin Board, or, if the Parent Common Stock is not then quoted on the OTC Bulletin Board, on such other stock exchange or automated quotation system on which the Parent Common Stock is listed or quoted, as the case may be, as may be selected by the Board of Directors of the Parent for such purpose; provided, however, that if in the opinion of the Board of Directors of the Parent the public distribution or trading activity of the Parent Common Stock during such period does not create a market which reflects the fair market value of the Parent Common Stock, then the Current Market Price of the Parent Common Stock shall be determined by the Board of Directors of the Parent, in good faith and in its sole discretion, and provided further that any such selection, opinion or determination by the Board of Directors of the Parent shall be conclusive and binding.

(i)	“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

(j)	“Exchange Right” has the meaning set out in Section 4.1.

(k)	“Exchangeable Shares” means the Series A preferred shares in the capital of the ExchangeCo having the rights, privileges, restrictions and conditions set forth in the Share Provisions.

(l)	“Exchangeable Share Support Agreement” means the exchangeable share support agreement made as of even date herewith between the ExchangeCo and the Parent.

(m)	“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

(n)	“Insolvency Event” means the institution by the ExchangeCo of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of the ExchangeCo to the institution of bankruptcy, insolvency or winding-up proceedings against the ExchangeCo, or the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies Creditors Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by the ExchangeCo to contest in good faith any such proceedings commenced in respect of the ExchangeCo within 30 days of becoming aware thereof, or the consent by the ExchangeCo to the filing of any such petition or to the appointment of a receiver, or the making by the ExchangeCo of a general assignment for the benefit of creditors, or the admission in writing by the ExchangeCo of its inability to pay its debts generally as they become due, or the ExchangeCo not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to Section 6 of the Share Provisions.

(o)	“Liquidation Call Right” has the meaning ascribed to that term in the Acquisition Agreement.

(p)	“Liquidation Event” has the meaning set out in Section 4.13(a).

(q)	“Liquidation Event Effective Date” has the meaning set out in Section 4.13(b).

(r)	“Officers Certificate” means, with respect to the Parent or the ExchangeCo, as the case may be, a certificate signed by any one of the authorized signatories of the Parent or the ExchangeCo, as the case may be.

(s)	“Parent Affiliates” means Affiliates of the Parent.

(t)	“Parent Common Stock” means a share of common stock, par value U.S. $0.001 per share, in the capital of the Parent, and any other security into which such share may be changed.

(u)	“Parent Consent” has the meaning set out in Section 3.2.

(v)	“Parent Meeting” has the meaning set out in Section 3.2.

(w)	“Parent Successor” has the meaning set out in Section 6.1.

(x)	“Person” means any individual, Entity or Governmental Body.

(y)	“Redemption Call Right” has the meaning ascribed to that term in the Acquisition Agreement.

(z)	“Retracted Shares” has the meaning set out in Section 4.7(a).

(aa)	“Retraction Call Right” has the meaning ascribed to that term in the Acquisition Agreement.

(bb)	“Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares as set forth in Schedule A of the Articles of the ExchangeCo.

(cc)	“Special Voting Shares” means the shares of preferred stock of the Parent, par value U.S.$0.001, which entitles the holder of record of that share to a number of votes at meetings of holders of the Parent Common Stock equal to the number of Exchangeable Shares outstanding from time to time (other than Exchangeable Shares held by the Parent and the Parent Affiliates).

(dd)	“Votes” has the meaning set out in Section 3.2.

(ee)	“Voting Rights” means the voting rights attached to the Special Voting Shares as set forth in Article 3.

1.2	Interpretation Not Affected by Headings, etc.

The division of this Agreement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and should not affect the construction or interpretation of this Agreement. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number and/or a letter refer to the specified Article or Section of this Agreement. The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3	Number, Gender, etc.

Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders.

1.4	Date for any Action

If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

ARTICLE 2

SPECIAL VOTING SHARES

2.1	Issue and Ownership of the Special Voting Shares

(a)	The Parent hereby issues to the Shareholder the Special Voting Shares to be hereafter held by the Shareholder for the use and benefit of the Shareholder and in accordance with the provisions of this Agreement. The Parent hereby acknowledges receipt from the Shareholder of good and valuable consideration (and the adequacy thereof) for the issuance of the Special Voting Shares by the Parent to the Shareholder.

(b)	Subject to the terms and conditions of this Agreement, the Shareholder shall possess and be vested with full legal ownership of the Special Voting Shares and shall be entitled to exercise all of the rights and powers of an owner with respect to the Special Voting Shares provided that the Shareholder shall:

(i)	hold the Special Voting Shares and the legal title thereto solely for the use and benefit of the Shareholder in accordance with the provisions of this Agreement; and

(ii)	except as specifically authorized by this Agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with the Special Voting Shares and the Special Voting Shares shall not be used or disposed of by the Shareholder for any purpose other than the purposes set out in this Agreement.

2.2	Legended Share Certificates

The ExchangeCo will cause each certificate representing any of the Exchangeable Shares to bear an appropriate legend notifying the Shareholder of its rights with respect to the exercise of the Voting Rights in respect of the Exchangeable Shares.

ARTICLE 3

EXERCISE OF VOTING RIGHTS

3.1	Voting Rights

The Shareholder, as the holder of record of the Special Voting Shares, shall be entitled to vote in person or by proxy the Special Voting Shares on any matters, questions, proposals or propositions whatsoever that may properly come before the holders of Parent Common Stock at a Parent Meeting or in connection with a Parent Consent (the “Voting Rights”).

3.2	Number of Votes

With respect to all meetings of stockholders of the Parent at which holders of the shares of the Parent Common Stock are entitled to vote (each, a “Parent Meeting”) and with respect to all written consents sought by the Parent from its stockholders including the holders of the Parent Common Stock (each, a “Parent Consent”), the Shareholder shall be entitled to cast and exercise one of the votes comprised in the Voting Rights for each Exchangeable Share owned of record by the Shareholder on the record date established by the Parent or by applicable law for any Parent Meeting or any Parent Consent, as the case may be (the “Votes”), in respect of each matter, question, proposal or proposition to be voted on at such Parent Meeting or in connection with such Parent Consent.

3.3	Copies of Stockholder Information

The Parent will deliver to the Shareholder copies of all materials (including notices of any Parent Meeting), information statements, reports (including without limitation, all interim and annual financial statements) and other written communications that, in each case, are to be distributed from time to time to holders of the Parent Common Stock at the same time as such materials are first sent to holders of the Parent Common Stock.

3.4	Other Materials

As soon as reasonably practicable after receipt by the Parent or stockholders of the Parent (if such receipt is known by the Parent) of any material sent or given by or on behalf of a third party to holders of the Parent Common Stock generally, including without limitation, dissident proxy and information circulars (and related information and material) and tender and exchange offer circulars (and related information and material), the Parent shall use its reasonable efforts to obtain and deliver to the Shareholder copies thereof.

3.5	Termination of Voting Rights

All of the rights of the Shareholder with respect to the Votes exercisable in respect of the Exchangeable Shares held by the Shareholder shall be deemed to be surrendered by the Shareholder to the Parent, and the Votes and Voting Rights shall cease immediately upon the delivery by the Shareholder of the certificates representing such Exchangeable Shares in connection with:

(a)	the exercise by the Shareholder of the Exchange Right; or

(b)	the occurrence of the automatic exchange of Exchangeable Shares for shares of the Parent Common Stock, as specified in Article 4,

unless, in either case, the Parent shall not have delivered the requisite shares of the Parent Common Stock issuable in exchange for the Exchangeable Shares to the Shareholder, or upon:

(c)	the redemption of the Exchangeable Shares pursuant to Sections 6 or 7 of the Share Provisions;

(d)	the effective date of the liquidation, dissolution or winding-up of the ExchangeCo pursuant to Section 5 of the Share Provisions; or

(e)	the purchase of the Exchangeable Shares from the Shareholder by the ExchangeCo pursuant to the exercise by the ExchangeCo of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right.

ARTICLE 4

EXCHANGE RIGHT AND AUTOMATIC EXCHANGE

4.1	Grant and Ownership of the Exchange Right

The Parent hereby grants to the Shareholder for the use and benefit of the Shareholder the right (the “Exchange Right”), exercisable upon the occurrence and during the continuance of an Insolvency Event, to require the Parent to purchase from the Shareholder all or any part of the Exchangeable Shares held by the Shareholder and the Automatic Exchange Rights, all in accordance with the provisions of this Agreement. The Parent hereby acknowledges receipt from the Shareholder of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Automatic Exchange Rights by the Parent to the Shareholder. Subject to the terms and conditions of this Agreement, the Shareholder shall possess and be vested with full legal ownership of the Exchange Right and the Automatic Exchange Rights and shall be entitled to exercise all of the rights and powers of an owner with respect to the Exchange Right and the Automatic Exchange Rights, provided that the Shareholder shall:

(a)	hold the Exchange Right and the Automatic Exchange Rights and the legal title thereto solely for the use and benefit of the Shareholder in accordance with the provisions of this Agreement; and

(b)	except as specifically authorized by this Agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Right or the Automatic Exchange Rights, and not exercise any such rights for any purpose other than the purposes of this Agreement.

4.2	Legended Share Certificates

The ExchangeCo will cause each certificate representing any of the Exchangeable Shares to bear an appropriate legend notifying the Shareholder of:

(a) its rights with respect to the exercise of the Exchange Right; and

(b) the Automatic Exchange Rights.

4.3	General Exercise of Exchange Right

The Exchange Right shall be and remain vested in and exercisable by the Shareholder.

4.4	Purchase Price

The purchase price payable by the Parent for each of the Exchangeable Shares to be purchased by the Parent under the Exchange Right shall be an amount per share equal to:

(a)	the Current Market Price of one share of the Parent Common Stock on the last Business Day prior to the day of closing of the purchase and sale of the Exchangeable Shares under the Exchange Right, which shall be satisfied in full by the Parent causing to be sent to such holder one share of the Parent Common Stock; plus

(b)	to the extent not paid by the ExchangeCo, an additional amount equivalent to the full amount of all declared and unpaid dividends on each of the Exchangeable Shares held by such holder on any dividend record date which occurred prior to the closing of the purchase and sale.

In connection with each exercise of the Exchange Right, the Parent shall provide to the Shareholder an Officers Certificate setting forth the calculation of the purchase price for each of the Exchangeable Shares. The purchase price for each of the Exchangeable Shares so purchased may be satisfied only by the Parent issuing and delivering or causing to be delivered to the Shareholder one share of the Parent Common Stock and on the applicable payment date a cheque for the balance, if any, of the purchase price without interest (but less any amounts withheld pursuant to Section 4.14).

4.5	Exercise Instructions

Subject to the terms and conditions herein set forth, the Shareholder shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of the Shareholder on the books of the ExchangeCo. To cause the exercise of the Exchange Right, the Shareholder shall deliver to the Parent the certificates representing the Exchangeable Shares which such Shareholder desires Parent to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Canada Business Corporations Act and the articles of the ExchangeCo and such additional documents and instruments as the Parent or the ExchangeCo may reasonably require, together with:

(a)	a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating:

(i)	that the Shareholder exercises the Exchange Right so as to require the Parent to purchase from the Shareholder the number of the Exchangeable Shares specified therein;

(ii)	that the Shareholder has good title to and owns all the Exchangeable Shares to be acquired by the Parent free and clear of all liens, claims, security interests, adverse claims and encumbrances;

(iii)	the names in which the certificates representing the shares of the Parent Common Stock issuable in connection with the exercise of the Exchange Right are to be issued; and

(iv)	the names and addresses of the Persons to whom such new certificates should be delivered; and

(b)	payment (or evidence satisfactory to the ExchangeCo and the Parent of payment) of the taxes (if any) payable as contemplated by Section 4.8 of this Agreement.

If only a part of the Exchangeable Shares represented by any certificate or certificates are to be purchased by the Parent under the Exchange Right, a new certificate for the balance of the Exchangeable Shares shall be issued to the holder at the expense of the ExchangeCo.

4.6	Delivery of Parent Common Stock; Effect of Exercise

(a)	Promptly after receipt of the certificates representing the Exchangeable Shares which the Shareholder desires the Parent to purchase under the Exchange Right, together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right (and payment of taxes, if any, payable as contemplated by Section 4.8 or evidence thereof), duly endorsed for transfer to the Parent, the Parent shall deliver or cause to be delivered to the Shareholder (or to such other Persons, if any, properly designated by the Shareholder) the number of shares of the Parent Common Stock issuable in connection with the exercise of the Exchange Right, and on the applicable payment date cheques for the balance, if any, of the total purchase price therefor without interest (but less any amounts withheld pursuant to Section 4.14), provided, however, that no such delivery shall be made unless and until the Shareholder shall have paid (or provided evidence satisfactory to the ExchangeCo and the Parent of the payment of) the taxes (if any) payable as contemplated by Section 4.8 of this Agreement.

(b)	Immediately upon receipt of the certificates representing the Exchangeable Shares, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred and the Shareholder shall be deemed to have transferred to the Parent all of the Shareholder’s right, title and interest in and to such Exchangeable Shares, shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive its proportionate part of the total purchase price for such Exchangeable Shares (together with a cheque for the balance, if any, of the total purchase price therefor without interest (but less any amounts withheld pursuant to Section 4.14)).

(c)	If the requisite number of shares of the Parent Common Stock is not allotted, issued and delivered by the Parent to the Shareholder within five Business Days of the date set out in Section 4.6(b), and cheque for the balance, if any, of the total purchase price for such Exchangeable Shares is not issued and delivered to the Shareholder on the applicable payment date, the rights of the Shareholder shall remain unaffected until such shares of the Parent Common Stock are so allotted, issued and delivered by the Parent and any such cheque is issued and delivered by the Parent.

(d)	Concurrently with the Shareholder ceasing to be a holder of Exchangeable Shares, the Shareholder shall be considered and deemed for all purposes to be the holder of the shares of the Parent Common Stock delivered to it pursuant to the Exchange Right.

Exercise of Exchange Right Subsequent to Retraction

(a)	In the event that the Shareholder has exercised its right under Section 6 of the Share Provisions to require the ExchangeCo to redeem any or all of the Exchangeable Shares held by the Shareholder (the “Retracted Shares”) and is notified by the ExchangeCo pursuant to Section 6(f) of the Share Provisions that the ExchangeCo will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, and provided that the ExchangeCo shall not have exercised the Retraction Call Right with respect to the Retracted Shares and that the Shareholder has not revoked the retraction request delivered to the ExchangeCo pursuant to Section 6(a) of the Share Provisions, the retraction request will constitute and will be deemed to constitute notice from the Shareholder to the Parent for the exercise of the Exchange Right with respect to those Retracted Shares that the ExchangeCo is unable to redeem, and the Shareholder will exercise the Exchange Right with respect to the Retracted Shares that the ExchangeCo is not permitted to redeem.

(b)	The ExchangeCo hereby agrees to immediately notify the Shareholder of the prohibition against the ExchangeCo redeeming all of the Retracted Shares, and will require the Parent to purchase such shares in accordance with the provisions of this Article 4.

4.8	Stamp or Other Transfer Taxes

Upon any sale of any of the Exchangeable Shares to the Parent pursuant to the Exchange Right or the Automatic Exchange Rights, the share certificate or certificates representing the shares of the Parent Common Stock to be delivered in connection with the payment of the total purchase price therefor shall be issued in the name of the Shareholder or in such names as the Shareholder may otherwise direct in writing without charge to the Shareholder; provided, however, that the Shareholder:

(a)	shall pay (and neither of the Parent or the ExchangeCo shall be required to pay) any documentary, stamp, transfer or other taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a Person other than such Shareholder; or

(b)	shall have evidenced to the satisfaction of the Parent and the ExchangeCo that such taxes, if any, have been paid.

4.9	Notice of Insolvency Event

As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, the ExchangeCo and the Parent shall give written notice thereof to the Shareholder.

4.10	Qualification of Parent Common Stock

The Parent will in good faith expeditiously take all such reasonable actions and do all such reasonable things as are necessary or desirable to cause all shares of the Parent Common Stock to be delivered pursuant to the Exchange Right or the Automatic Exchange Rights to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which the outstanding Parent Common Stock have been listed by the Parent and remain listed and are quoted or posted for trading at such time. The Shareholder acknowledges and agrees that none of the shares of the Parent Common Stock have been or will be registered under the United States Securities Act of 1933, as amended, (the “1933 Act”), or under any securities or “blue sky” laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or, directly or indirectly, to any U.S. Person (as defined in Section 6.2), except in accordance with the provisions of Regulation S under the 1933 Act (“Regulation S”), pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act, and in each case only in accordance with applicable state, provincial and foreign securities laws. The Shareholder further acknowledges and agrees that the Parent has not undertaken, and will have no obligation, to register any of the shares of the Parent Common Stock under the 1933 Act or any other securities legislation.

4.11	Parent Common Stock

The Parent hereby represents, warrants and covenants that the shares of the Parent Common Stock issuable as described herein will be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance.

4.12	Prohibition on Voluntary Liquidation

The Parent covenants that it shall not take any action relating to a voluntary liquidation, dissolution or winding-up of the ExchangeCo or its successors, prior to the Redemption Date (as defined in the Share Provisions) unless prior to such liquidation, dissolution or winding-up the Parent shall have taken such actions to ensure that it is possible for the Shareholder to extend through to the Redemption Date (subject to the continuing effect of other provisions of this Agreement which may permit the redemption or other termination of the Exchangeable Shares prior to the Redemption Date) the deferral of any gain incurred by the Shareholder that would otherwise have been recognized at the effective time as a result of the consummation of the transactions contemplated by the Acquisition Agreement.

4.13	Automatic Exchange on Liquidation of the Parent

(a) The Parent will give the Shareholder notice of each of the following events at the time set forth below:

(i)	in the event of any determination by the Board of Directors of the Parent to institute voluntary liquidation, dissolution or winding-up proceedings with respect to the Parent or to effect any other distribution of assets of the Parent among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

(ii)	as soon as practicable following the earlier of (A) receipt by the Parent of notice of, and (B) the Parent otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of the Parent or to effect any other distribution of assets of the Parent among its shareholders for the purpose of winding up its affairs, in each case where the Parent has failed to contest in good faith any such proceeding commenced in respect of the Parent within 30 days of becoming aware thereof, each, a “Liquidation Event”.

(b)	In order that the Shareholder will be able to participate on a pro rata basis with the holders of the Parent Common Stock in the distribution of assets of the Parent in connection with a Liquidation Event, on the fifth Business Day prior to the effective date (the “Liquidation Event Effective Date”) of a Liquidation Event all of the then outstanding Exchangeable Shares shall be automatically exchanged for shares of the Parent Common Stock. To effect such automatic exchange, the Parent shall purchase on the fifth Business Day prior to the Liquidation Event Effective Date each Exchangeable Share then outstanding and held by the Shareholder, and the Shareholder shall sell the Exchangeable Shares held by it at such time, for a total purchase price per share equal to:

(i)	the Current Market Price of one share of the Parent Common Stock on the fifth Business Day prior to the Liquidation Event Effective Date, which shall be satisfied in full by the Parent issuing to the Shareholder one share of the Parent Common Stock; and

(ii)	to the extent not paid by the ExchangeCo, an additional amount equivalent to the full amount of all declared and unpaid dividends on each such Exchangeable Share held by the Shareholder on any dividend record date which occurred prior to the date of the exchange.

(c)	In connection with such automatic exchange, the Parent will provide to the Shareholder an Officers Certificate setting forth the calculation of the purchase price for each of the Exchangeable Shares.

(d)	On the fifth Business Day prior to the Liquidation Event Effective Date, the closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for shares of the Parent Common Stock shall be deemed to have occurred, and the Shareholder shall be deemed to have transferred to the Parent all of the Shareholder’s right, title and interest in and to the Shareholder’s Exchangeable Shares and shall cease to be a holder of such Exchangeable Shares and the Parent shall issue to the Shareholder the shares of the Parent Common Stock issuable upon the automatic exchange of Exchangeable Shares for shares of the Parent Common Stock and on the applicable payment date shall deliver to the Shareholder a cheque for the balance, if any, of the total purchase price for such Exchangeable Shares without interest but less any amounts withheld pursuant to Section 4.14. Concurrently with the Shareholder ceasing to be a holder of Exchangeable Shares, the Shareholder shall be considered and deemed for all purposes to be the holder of the shares of the Parent Common Stock issued pursuant to the automatic exchange of Exchangeable Shares for shares of the Parent Common Stock and the certificates held by the Shareholder previously representing the Exchangeable Shares exchanged by the Shareholder with the Parent pursuant to such automatic exchange shall thereafter be deemed to represent shares of the Parent Common Stock issued to the Shareholder by the Parent pursuant to such automatic exchange. Upon the request of the Shareholder and the surrender by the Shareholder of Exchangeable Share certificates deemed to represent shares of the Parent Common Stock, duly endorsed in blank and accompanied by such instruments of transfer as the Parent may reasonably require, the Parent shall deliver or cause to be delivered to the Shareholder certificates representing shares of the Parent Common Stock of which the Shareholder is the holder.

4.14	Withholding Rights

The Parent and the ExchangeCo shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement to the Shareholder such amounts as the Parent or ExchangeCo is required or permitted to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case as amended or succeeded. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to the Shareholder exceeds the cash portion of the consideration otherwise payable to the Shareholder, the Parent and the ExchangeCo are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to the Parent or the ExchangeCo, as the case may be, to enable it to comply with such deduction or withholding requirement and the Parent or the ExchangeCo shall notify the Shareholder thereof and remit to the Shareholder any unapplied balance of the net proceeds of such sale.

ARTICLE 5

FURTHER COVENANTS

5.1	Income Tax Returns and Reports

The Shareholder shall, to the extent necessary, prepare and file appropriate United States and Canadian income tax returns and any other returns or reports as may be required by applicable law and in connection therewith may obtain the advice of and assistance from such experts as the Shareholder may reasonably consider necessary or advisable.

5.2	Evidence and Authority to Shareholder

The Parent and/or the ExchangeCo shall furnish to the Shareholder evidence of compliance with the conditions provided for in this Agreement relating to any action or step required or permitted to be taken by the Parent and/or the ExchangeCo under this Agreement or as a result of any obligation imposed under this Agreement, including, without limitation, in respect of the Voting Rights or the Exchange Right or the Automatic Exchange Rights and the taking of any other action to be taken by the Shareholder at the request of or on the application of the Parent and/or the ExchangeCo promptly if and when:

(a)	such evidence is required by any other section of this Agreement to be furnished to the Shareholder in accordance with the terms of this Section 5.2; or

(b)	the Shareholder, in the exercise of its rights, powers, duties and authorities under this Agreement, gives the Parent and/or the ExchangeCo written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

Such evidence shall consist of an Officers Certificate of the Parent and/or the ExchangeCo or a statutory declaration or a certificate made by Persons entitled to sign an Officers Certificate stating that any such condition has been complied with in accordance with the terms of this Agreement.

Whenever such evidence relates to a matter other than the Voting Rights or the Exchange Right or the Automatic Exchange Rights or the taking of any other action to be taken by the Shareholder at the request or on the application of the Parent and/or the ExchangeCo, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert or any other Person whose qualifications give authority to a statement made by him, provided that if such report or opinion is furnished by a director, officer or employee of the Parent and/or the ExchangeCo it shall be in the form of an Officers Certificate or a statutory declaration.

Each statutory declaration, Officers Certificate, opinion or report furnished to the Shareholder as evidence of compliance with a condition provided for in this Agreement shall include a statement by the Person giving the evidence:

(a)	declaring that he has read and understands the provisions of this Agreement relating to the condition in question;

(b)	describing the nature and scope of the examination or investigation upon which he based the statutory declaration, certificate, statement or opinion; and

(c)	declaring that he has made such examination or investigation as he believes is necessary to enable him to make the statements or give the opinions contained or expressed therein.

ARTICLE 6

PARENT SUCCESSORS

6.1	Certain Requirements in Respect of Combination, etc.

The Parent shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if such other Person or continuing corporation (the “Parent Successor”), by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto to evidence the assumption by the Parent Successor of liability for all moneys payable and property deliverable hereunder and the covenant of the Parent Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of the Parent under this Agreement.

6.2	Vesting of Powers in Successor

Whenever the conditions of Section 6.1 have been duly observed and performed, the Shareholder and, if required by Section 6.1, the Parent Successor and the ExchangeCo shall execute and deliver the supplemental agreement provided for in Article 7 and thereupon the Parent Successor shall possess and from time to time may exercise each and every right and power of the Parent under this Agreement in the name of the Parent or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Board of Directors of the Parent or any officers of the Parent may be done and performed with like force and effect by the directors or officers of such Parent Successor.

6.3	Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of the Parent with or into the Parent or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of the Parent provided that all of the assets of such subsidiary are transferred to the Parent or another wholly-owned direct or indirect subsidiary of the Parent and any such transactions are expressly permitted by this Article 6.

ARTICLE 7

AMENDMENTS AND SUPPLEMENTAL AGREEMENTS

7.1	Amendments, Modifications, etc.

This Agreement may not be amended or modified except by an agreement in writing executed by the Parent, the ExchangeCo and the Shareholder, and approved in accordance with Section 9(b) of the Share Provisions.

7.2	Ministerial Amendments

Notwithstanding the provisions of Section 7.1, the parties to this Agreement may in writing, at any time and from time to time, amend or modify this Agreement for the purposes of:

(a)	making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board of Directors of each of the Parent, the ExchangeCo and the Shareholder, it may be expedient to make; or

(b)	making such changes or corrections which, on the advice of counsel to the Parent, the ExchangeCo and the Shareholder, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error.

7.3	Changes in Capital of the Parent and the ExchangeCo

At all times after the occurrence of any event contemplated pursuant to Section 2.7 or 2.8 of the Exchangeable Share Support Agreement or otherwise, as a result of which either the shares of the Parent Common Stock or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which the shares of the Parent Common Stock or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental agreement giving effect to and evidencing such necessary amendments and modifications.

7.4	Execution of Supplemental Agreements

No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto. From time to time the ExchangeCo, the Parent and the Shareholder, all when authorized by a resolution of their respective Board of Directors, may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

(a)	evidencing the succession of the Parent Successors and the covenants of and obligations assumed by each such Parent Successor in accordance with the provisions of Article 6 and Section 8.2;

(b)	making any additions to, deletions from or alterations of the provisions of this Agreement or the Voting Rights, the Exchange Right or the Automatic Exchange Rights which are necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to the Parent, the ExchangeCo, the Shareholder or this Agreement; and

(c)	for any other purposes not inconsistent with the provisions of this Agreement, including without limitation, to make or evidence any amendment or modification to this Agreement as contemplated hereby.

ARTICLE 8

TERMINATION AND ASSIGNMENT

8.1	Term

This Agreement shall continue until the earliest to occur of the following events:

(a)	no outstanding Exchangeable Shares are held by the Shareholder;

(b)	each of the Parent and the ExchangeCo elect in writing to terminate the Agreement and such termination is approved by the Shareholder in accordance with Section 9(b) of the Share Provisions; and

(c)	21 years from the date of this Agreement.

8.2	Assignment by Shareholder

This Agreement may not be assigned by the Shareholder without the prior written consent of the Parent and the ExchangeCo, not to be unreasonably withheld.

ARTICLE 9

GENERAL

9.1	Severability

If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby and the Agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

9.2	Enurement

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.3	Notices to Parties

Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, or (b) two business days after sent by registered mail or by courier or express delivery service or by electronic transmission (email or facsimile), provided that in each case the notice or other communication is sent to the address, email address or facsimile telephone number set forth beneath the name of such party below (or to such other address, email address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

(a) if to the Parent or the ExchangeCo:

Quest Solution, Inc.

PO Box 22736

Eugene, OR 97402

Attn: Tom Miller

Email: tmiller@questsolution.com

with a copy (but not as notice) to:

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

Monarch Plaza, Suite 1600

3414 Peachtree Road, N.E.

Atlanta, GA 30326-1164

Attn.: Joseph R. Delgado, Esq.

Email: jdelgado@bakerdonelson.com

Fax: 678-406-8836

(b) if to the Shareholder:

8102 Route Transcanadienne

Montreal, Quebec H4S 1M5

Attn.: Gilles Gaudreault

Email: ggaudreault@viascanqdata.com

Fax : 514-956-0326

with a copy (but not as notice) to:

Martel, Cantin Lawyers

1010 Sherbrooke St. W, Suite 605

Montreal, Quebec, H3A 2R7

Attn.: Thierry L. Martel

Email: thierrymartel@martelcantin.ca

Fax: 514-844-2087

9.4	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

9.5	Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein (excluding any conflict of laws, rule or principle which might refer such construction to the laws of another jurisdiction) and shall be treated in all respects as a British Columbia contract. The parties hereto irrevocably attorn to the non-exclusive jurisdiction of the courts of British Columbia with respect to any matter arising hereunder or related thereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

QUEST SOLUTION, INC.

Per:	/s/ Tom Miller
Authorized Signatory

QUEST EXCHANGE LTD.

Per:	/s/ Tom Miller
Authorized Signatory

VIASCAN GROUP INC.

Per:	/s/ Denis Kurdi
Authorized Signatory